Exhibit 5.2

July 26, 2018

Petróleo Brasileiro S.A.— Petrobras

Avenida República do Chile, 65

20031-912 Rio de Janeiro—RJ

Brazil

Petrobras Global Finance B.V.

Weena 762

3014 DA Rotterdam

The Netherlands

Ladies and Gentlemen:

I am the General Counsel of Petróleo Brasileiro S.A. — Petrobras (“Petrobras”), a sociedade de economia mista organized under the laws of the Federative Republic of Brazil (“Brazil”). This opinion is being furnished to you in connection with the preparation and filing by Petrobras and its wholly-owned subsidiary, Petrobras Global Finance B.V., a company incorporated with limited liability under the laws of The Netherlands (“PGF”), of a registration statement on Form F-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the guaranty (the “Guaranty for the 2025 Notes”) for the 5.299% Global Notes due 2025 (the “2025 Notes”), and the guaranty (the “Guaranty for the 2028 Notes” and, together with the Guaranty for the 2025 Notes, the “Guaranties”) for the 5.999% Global Notes due 2028 (the “2028 Notes” and, together with the 2025 Notes, the “Notes”), in each case dated September 27, 2017, by and between Petrobras, as the guarantor, and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”). The 2025 Notes are to be issued by PGF on the settlement date of the exchange offers described in the prospectus constituting a part of the Registration Statement (the “Exchange Offers”) under the indenture, dated September 27, 2017, by and among PGF, Petrobras, the Trustee and The Bank of New York Mellon SA/NV, Luxembourg Branch (the “2025 Notes Indenture”). The 2028 Notes are to be issued by PGF on the settlement date of the Exchange Offers, under the indenture, dated September 27, 2017, by and among PGF, Petrobras, the Trustee and The Bank of New York Mellon SA/NV, Luxembourg Branch (the “2028 Notes Indenture” and, together with the 2025 Notes Indenture, the “Indentures” and, together with the Guaranties, the “Transaction Documents”).

For the purpose of rendering this opinion, I have examined the execution copies or copies certified to my satisfaction of the following documents:

(i)	the Indentures;

(ii)	the Guaranties;

(iii)	the Estatuto Social of Petrobras;

(iv)	resolutions of the board of directors and board of executive officers of Petrobras authorizing the signing of each Transaction Document to which Petrobras is a party; and

(v)	such other documents, records and matters of law as I have deemed necessary;

In rendering the foregoing opinions, I have assumed the authenticity of all documents represented to me to be originals, the conformity to original documents of all copies of documents submitted to me, the accuracy and completeness of all corporate records made available to me and the genuineness of all signatures that purport to have been made in a corporate, governmental, fiduciary or other capacity, and that the persons who affixed such signatures had authority to do so.

Based on the foregoing and subject to the qualifications and limitations hereinafter specified, I am of the opinion that:

(i)	Petrobras has been duly incorporated and is validly existing as a corporation (sociedade de economia mista) under the laws of Brazil.

(ii)	Petrobras has all power and authority to enter into and perform its obligations under the Guaranties.

(iii)

The execution, delivery and performance of the Guaranties have been duly authorized by the board of executive officers of Petrobras and, when the Notes have been duly executed by PGF and authenticated by the Trustee in accordance with the Indentures, and duly issued and delivered by PGF in exchange for the securities subject to the Exchange Offers, the Guaranties will be valid, binding and enforceable obligations of Petrobras.

I express no opinion as to any matter which may be, or which purports to be, governed by the laws of any jurisdiction other than the laws of Brazil.

This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

I hereby consent to the use of my name in the prospectus constituting a part of the Registration Statement, and in any amendments and prospectus supplements related thereto, under the heading “Validity of Securities” as counsel who has passed on specific opinions based on Brazilian law and relating to the Notes, the Indentures and the Guaranties, and to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act , or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Taísa Oliveira Maciel
Taísa Oliveira Maciel General Counsel of Petrobras